Exhibit 10.5
Eighth Amendment to the
Janus 401(k), Profit Sharing and Employee Stock Ownership Plan
Janus Capital Group Inc., hereinafter referred to as the “Plan Sponsor,” makes this Amendment, effective as of the date executed.
WHEREAS, the Plan Sponsor has previously established the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan, hereinafter referred to as the “Plan”, for the benefit of eligible employees and their beneficiaries; and
WHEREAS, pursuant to Section 8.03 of the Plan, the Board of Directors of the Plan Sponsor, hereinafter referred to as the “Board” is authorized to amend the Plan and has delegated such power to the Compensation Committee of the Board; and
WHEREAS, the Compensation Committee of the Board has delegated the power to amend the Plan to the Advisory Committee under certain immaterial circumstances whereby the participants are not adversely affected; and
WHEREAS, the Plan Sponsor and the Advisory Committee desire to amend Article 13 of the Plan to remove wording which could allow the corporate trustee to have discretion with regard to the Plan’s investments;
NOW, THEREFORE, pursuant to Section 8.03 of the Plan, the following amendment is hereby made and shall be effective as of the date executed:
     Section 13.02 Trust Fund, subsection (c) Investments, is amended in its entirety as follows:
     (c) Investments
The Plan Administrator shall from time to time provide to the Trustee written investment policies that, consistent with the terms of the Plan, set forth the Plan’s investment objectives and guidelines, including trading restrictions to prevent illegal or abusive practices.
The Trustee will invest the Trust Fund in accordance with the proper directions of the Plan Administrator.
IN WITNESS WHEREOF, the Plan Sponsor has caused this instrument to be executed as of the date specified below.

JANUS CAPITAL GROUP INC.

Dated:	May 26, 2005	By:	/s/ Gregory A. Frost

		Its:	Senior Vice President